CRAiLAR TECHNOLOGIES, INC. REPORTS FOURTH QUARTER RESULTS

Fourth Quarter Highlights:

  Adjusted EBITDA for Q4 was a loss $1.2 million.

  Completes acquisition of European production facility.

  Receives $4.9 million funding from IKEA and Hydra Ventures (the corporate venture arm of adidas Group).

Portland, Ore. (March 27, 2014) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR(R) Flax fiber The Friendliest Fiber On The Planet(TM), today reported sales of $0.4 million and a net loss of $3.2 million or $0.07 per share for the fourth quarter ended December 28, 2013, compared with nil sales and a net loss was $3.1 million or $0.07 per share for Q4 2012. This quarter's loss included a $1.2 million write-down of feedstock inventory due to weather partially offset by a $0.4 million bargain purchase gain from the acquisition of its European production facility. Q4 2012 included a $0.6 million write-off of the Company's pilot scale decortication facility that was deemed not commercially viable and a $0.3 million write-off of seed inventory. The Company's Adjusted EBITDA for the quarter was a loss of $1.2 million, a reduction of $0.3 million from Q4 2012's Adjusted EBITDA loss of $1.5 million. For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net loss, see non-GAAP Financial Measures below.

During the fourth quarter of 2013, the Company completed the acquisition of a fiber dyeing facility in Belgium strategically located in Europe's flax growing region in a non-cash transaction through the assumption of $1.2 million of debt payable over five years. The fiber dyeing facility currently has the necessary equipment to perform the ezymatic processing step and has the capacity to produce in excess of 280,000 pounds a week of CRAiLAR Flax fiber. Also, during the fourth quarter the Company received $4.9 million of funding from IKEA and Hydra Ventures (the corporate venture arm of the adidas Group AG (FRA:AGS). The IKEA funding is a $3.0 million facility with a term of 30 months at a low interest rate and is designated for working capital and equipment. Along with the loan, IKEA signed a general supply agreement that provides for exclusivity in certain domestic textile categories and which requires minimum order quantities through 2022. The Hydra funding is a $1.9 million equity investment.

For the year ended December 28, 2013, the Company reported sales of $0.6 million and a net loss of $15.2 million or $0.34 per share, compared with nil sales last year and a net loss of $9.3 million or $0.22 per share. This year's loss includes a $4.6 million write-down of feedstock and seed inventory and $2.1 million of interest. The Company's Adjusted EBITDA for the year was a loss of $6.3 million compared with an Adjusted EBITDA loss of $5.4 million last year. The Adjusted EBITDA loss increase from the prior year was largely due to increased spending associated with the commissioning of the Company's decortication facility.

"The fourth quarter was a period of transition where accounting numbers do not reflect the tremendous progress we made positioning the Company for success" stated Kenneth C. Barker, Chief Executive Officer. "We now have the the ability to produce high quality CRAiLAR Flax

Fiber for our customers and, for the first time, we have funding from highly regarded brands that serve as an endorsment of our product and our potential. We are now shipping CRAiLAR Flax Fiber to our customers as we optimize our new production facility and we look forward to future investor updates."

Cash and cash equivalents and investments at December 28, 2013 were $1.2 million down from $2.9 million at December 31, 2012. The decrease in cash equivalents of $1.7 million resulted from $8.1 million of cash used in operations and $4.0 million of cash invested property and equipment partially offset by $10.2 million of cash from financing activities through the issuance of $7.4 million of convertible debentures net of debenture costs, $1.9 million of equity securities, $0.6 million of promissory notes and $0.2 million of common stock and warrants.

The Company expects first quarter 2014 sales of $0.5 million which is double fiber sales for the fourth quarter 2013. Capacity was limited during the first quarter as the plant was being configured to optimize CRAiLAR production. The Company expects those modifications to be complete in the second quarter and sales to more than double for that quarter.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA," which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) amortization of intangibles and impairment loss; (d) depreciation and amortization; (e) share-based compensation expense; (f) non-cash write-downs of equipment and inventory and (g) non-cash rent expense.

The Company believes that this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measure of the Company's operating performance because it assists in comparing the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of developemental companies. Additionally, lenders or potential lenders use Adjusted EBITDA to evaluate the Company's ability to repay loans.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net loss to Adjusted EBITDA for the periods presented (in thousands):

Conference Call

A conference call to discuss the company's fourth quarter and year ended December 28, 2013 results is scheduled to begin at 2:00 pm Pacific Daylight Time (5:00 pm Eastern Daylight Time) on Thursday, March 27, 2014. Participants may access the call by dialing 877-407-3982 (North America) or 201-493-6780 (international), 5 to 10 minutes before the call and ask for the CRAiLAR Technologies Inc. Fourth Quarter 2013 Conference Call. In addition, the call will be broadcast live over the Internet and accessible through website: http://public.viavid.com/index.php?id=108405. If you are unable to participate during the live call, an audio replay will be available until midnight on April 10, 2014 by dialing 877-870-5176 or 858-384-5517 for international callers, and entering pin number 13579006. A transcript will be available approximately 24 hours after the call on CRAiLAR's investor page.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for

evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Crailar Technologies Inc.
Comparative Consolidated Income Statement
(in thousands, except share and per share data)

	For the thirteen week period ended		For the year ended	
	December 28, 2013	December 31, 2012	December 28, 2013	December 31, 2012
Revenues	$389	-	$587	-
Cost of sales:				
Materials and direct production costs	$247	-	470	-
Facility commissioning costs	$437	-	1,897	-
Depreciation	$195	-	681	-
Impairment loss on inventory	$1,219	-	4,642	-
Gross loss	(1,709)	-	(7,103)	-
Expenses				
Marketing and promotion	$108	113	663	672
Amortization and depreciation	$25	114	175	279
General and administrative	$1,015	1,943	5,681	6,609
	$1,149	2,171	6,519	7,560
Loss before other items	(2,857)	(2,171)	(13,622)	(7,560)
Other income (expense):				
Research and development	(132)	(15)	(355)	(660)
Gain on disposal of assets	-	-	1	-
Interest	(676)	(58)	(2,059)	(100)
Write off of equipment	-	(594)	(13)	(594)
Impairment loss on inventory	-	(304)	-	(304)
Fair value adjustment derivative liabilities	-	91	453	(98)
Bargain purchase	$426	-	426	-
	(382)	(880)	(1,548)	(1,756)
Net loss	(3,239)	(3,051)	(15,170)	(9,315)
Loss per share (basic and diluted)	$ (0.07)	$ (0.07)	$ (0.34)	$ (0.22)
Weighted average number of common shares	44,730,439	44,174,814	44,508,011	43,009,226

Crailar Technologies Inc.
Consolidated Statement of Cash Flows
(in thousands)

	For the year ended	
	December 28, 2013	December 31, 2012
Cash flows used in operating activities		
Net loss	($15,170)	($9,315)
Adjustments to reconcile net loss to net cash from operating activities		
Accretion expense	128	-
Amortization and depreciation	855	279
Amortization of deferred debt issuance costs	347	90
Fair value adjustment of derivative liabilities	(453)	98
Gain on disposal of assets	(1)	-
Rent	152	120
Stock-based compensation	2,005	2,398
Write off of equipment	13	594
Impairment of inventory	4,642	304
Bargain purchase	426	-
Changes in working capital assets and liabilities		-
(Increase) decrease in accounts receivable	(87)	79
Increase in inventory	(2,683)	(2,172)
Increase in prepaid expenses	(184)	(60)
Increase in accounts payable	971	1,171
Increase in unearned revenue	248	-
Increase in accrued liabilities	710	522
Net cash used in operating activities	(8,080)	(5,894)
Cash flows used in Investing activities		
Sale of equipment	36	-
Acquisition of property and equipment	(3,908)	(10,420)
Acquisition of intangible assets	(89)	(30)
Net cash flows used in investing activities	(3,961)	(10,450)
Cash flows fromfinancing activities		
Issuance of capital stock and warrants	240	3,949
Net proceeds from promissory notes	621	-
Proceeds from private placement	1,879	-
Proceeds from convertible debentures	8,307	10,051
Deferred issurance costs	(887)	(1,084)
Net cash flows from financing activities	10,161	12,916
Effect of exchange rate changes on cash and cash equivalents	197	(36)
Increase (decrease) in cash and cash equivalents	(1,684)	(3,463)
Cash and cash equivalents, beginning	2,877	6,341
Cash and cash equivalents, ending	$1,193	$2,877
Supplemental disclosures of cash flow information:		
Cash paid for interest	1,348	9
Cash paid for income taxes	-	-
	-	-